Exhibit 99.1

PRESS RELEASE

For more information, contact: Wallace D. Ruiz, Chief Financial Officer SRI/Surgical Express, Inc. (813) 891-9550	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS

THIRD QUARTER 2008 FINANCIAL RESULTS

TAMPA, FL— Monday, November 3, 2008 — SRI/Surgical Express, Inc. (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced financial results for the third quarter ended September 30, 2008.

For the third quarter of 2008, SRI Surgical reported total revenue of $23,959,000, an increase of $808,000 from the third quarter of 2007. The net loss for the third quarter of 2008 was $173,000 or $0.03 per basic and diluted common share compared to a net loss of $645,000 or $0.10 per basic and diluted common share reported for the third quarter of 2007. For the first nine months of 2008, SRI Surgical reported total revenue of $73,041,000, an increase of $2,796,000 from the first nine months of 2007. Net loss for the first nine months of 2008 was $1,857,000 or $0.29 per basic and common diluted common share compared to net loss of $1,575,000 or $0.25 per basic and diluted common share reported for the first nine months of 2007. Our third quarter 2008 net loss reflects a $423,000 reduction in our provision for doubtful accounts for a customer that made substantial steps and their account is now current.

Gerald Woodard, Chief Executive Officer said, “We successfully refinanced the company during the quarter and now have a three-year credit facility that should provide stability as we continue our turn-around efforts.”

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and four distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI

Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Wallace Ruiz, Sr. Vice President and CFO SRI Surgical (813) 891-9550 Ext. 3177 wruiz@srisurgical.com

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues	$23,959	$23,151	$73,041	$70,245
Cost of revenues	18,641	18,606	56,832	54,731

Gross profit	5,318	4,545	16,209	15,514

Distribution expenses	1,855	1,554	5,475	4,695
Selling and administrative expenses	3,385	3,745	12,042	12,397

Income (loss) from operations	78	(754)	(1,308)	(1,578)

Interest expense	302	331	832	1,067
Other income	(90)	(128)	(275)	(250)

Loss before income taxes	(134)	(957)	(1,865)	(2,395)

Income tax expense (benefit)	39	(312)	(8)	(820)

Net loss	$(173)	$(645)	$(1,857)	$(1,575)

Basic loss per common share	$(0.03)	$(0.10)	$(0.29)	$(0.25)

Weighted average common shares outstanding, basic	6,387	6,420	6,386	6,390

Diluted loss per common share	$(0.03)	$(0.10)	$(0.29)	$(0.25)

Weighted average common shares outstanding, diluted	6,387	6,420	6,386	6,390

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of September 30, 2008	As of December 31, 2007
	(unaudited)
Cash and cash equivalents	$2,185	$656
Accounts receivable, net	10,871	11,613
Inventories, net	5,768	6,159
Prepaid expenses and other assets	2,373	2,847
Reusable surgical products, net	21,247	19,416
Property, plant and equipment, net	30,482	31,277

Total assets	$72,926	$71,968

Notes payable	$5,334	$2,493
Accounts payable	8,429	7,984
Accrued expenses	4,861	5,464
Mortgage payable	4,282	4,286
Bonds payable	6,565	7,060
Deferred tax liability, net	—	55

Total liabilities	29,471	27,342

Shareholders’ equity	43,455	44,626

Total liabilities and shareholders’ equity	$72,926	$71,968